CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Bigfoot Project Investment, Inc.

We consent to the inclusion in the foregoing form Registration Statement of Bigfoot Project Investment, Inc. on Form S-1 Amendment No. 1, of our report dated November 13, 2015, relating to our audit of the balance sheet as of July 31, 2015, and statement of operations, stockholders' deficit and cash flows for the year ended July 31, 2015. Our report dated November 13, 2015, related to these financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton and Chia, LLP

Newport Beach, California

August 29, 2016